Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement on Form S-3 of Whitestone REIT ("the Registration Statement") of our report dated February 29, 2012, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting, of Whitestone REIT included in the annual report on Form 10-K for the year ended December 31, 2011. We also consent to the incorporation by reference in the Registration Statement of our report dated November 21, 2011 with respect to the Historical Summaries of Gross Income and Direct Operating Expenses of Terravita Marketplace and Gilbert Tuscany Village for the year ended December 31, 2010, our report dated March 7, 2012 with respect to the Statement of Revenues and Certain Operating Expenses of the Pinnacle of Scottsdale for the year ended December 31, 2010 and our report dated April 27, 2012 with respect to the Statement of Revenues and Certain Operating Expenses of the Shops at Starwood for the period January 1, 2011 through December 27, 2011.
We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of the Registration Statement.
/s/ PANNELL KERR FORSTER OF TEXAS, P.C.
Houston, Texas
July 13, 2012